Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

for release: June 11, 2009	Contact:	Amanda Butler
201-791-7600

SEALED AIR ANNOUNCES $250 MILLION PRIVATE OFFERING

OF SENIOR NOTES DUE 2017

ELMWOOD PARK, N.J., Thursday, June 11, 2009 — Sealed Air Corporation (NYSE:SEE) announced today that the Company is commencing a private offering of approximately $250 million aggregate principal amount of senior unsecured notes due 2017 (the “Notes”), subject to market and other customary conditions.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include the repurchase, retirement or redemption of a portion of the Company’s 3% Convertible Senior Notes due 2033.

The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act and will not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.  Any offer to sell the Notes will be made only by means of a private offering memorandum.  The Notes may not be offered or sold in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Company statements in this press release may be forward-looking.  These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “plans,” “should,” “will” and similar expressions.  Important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements include:  general economic conditions; credit availability and pricing; changes in raw material and energy costs; foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.